May 21, 2007	MEDIA AND NVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS ENTERS AGREEMENT FOR $100 MILLION PRIVATE PLACEMENT OF COMMON UNITS

DENVER - DCP Midstream Partners (NYSE: DPM), or the Partnership, today announced it has entered an agreement to privately place $100 million of common units representing limited partner interests in the Partnership.

The closing of the sale is conditioned on the closing of the Partnership’s planned $165 million acquisition from DCP Midstream, LLC of certain subsidiaries of Momentum Energy Group, Inc. (MEG) that DCP Midstream, LLC announced today it will acquire in a separate transaction. Both acquisitions are subject to standard closing conditions and are expected to close in the third quarter of 2007. The purchasers in the private placement are certain current owners of MEG or affiliates of such owners.

The Partnership will use the net proceeds from this private placement to fund a portion of the cash consideration for the acquisition. The Partnership plans to finance the balance of the total consideration amount of $165 million through a mix of equity issued to DCP Midstream, LLC, cash on hand and debt.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein. The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

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This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices; our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

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Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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